Exhibit 99.1

FOR IMMEDIATE RELEASE
NEWS RELEASE
Tuesday, April 29, 2008

ANGIOTECH ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2008

Vancouver, BC, April 29, 2008 – Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP), a global specialty pharmaceutical and medical device company, today announced its financial results for the first quarter ended March 31, 2008.

“Our various initiatives delivered results during the first quarter,” said Dr. William Hunter, President and CEO of Angiotech. “Product sales grew across all of our business lines, our promoted brands had strong revenues across the board, sales for our Quill SRS product, which continues to generate excitement in the physician community, were in line with our expectations, and our 5-FU CVC product was approved by the FDA ahead of our expected timeline.”

“We believe our first quarter financial results represent a turning point for Angiotech,” said Thomas Bailey, Chief Financial Officer of Angiotech. “We were able to deliver solid sequential revenue growth as compared to the previous quarter, which we see as a milestone given the typical seasonal quarterly patterns, and we are beginning to see improvements in our operating margins ahead of schedule.”

On April 21, 2008 Angiotech announced the suspension of enrolment in clinical studies for its Vascular Wrap™ product candidate, pending a safety review to evaluate an imbalance of infections observed between the two study groups. As a result of this review and the associated delays with this program, we have elected to explore alternatives for the future funding and development of the Vascular Wrap (and potentially for certain other product candidates in our research programs targeted at the management of scar formation, or stenoses, as a complication related to surgical anastomoses), including potential partnerships. We intend to pursue this strategy regardless of the outcome of the current safety data review.

As a result of this decision, we plan to immediately implement certain expense reductions, with the objective of achieving positive free cash flow (after the incurrence of net interest expense), and net profitability (on an adjusted basis, excluding certain non-cash and non-recurring items, as described below) by the fourth quarter of 2008. Our ability to achieve this objective may be impacted by the levels of royalty revenue we receive from partners, primarily Boston Scientific Corporation (BSC).

During the quarter ended March 31, 2008, we made a number of changes to our internal control systems to remediate the material weakness that had existed in financial reporting related to tax, so as to provide reasonable assurance that errors and control deficiencies of this type will not occur again in the future. This material weakness was originally described in our release dated March 13, 2008 announcing the filing of our 2007 year-end audited financial results.

Specifically, we engaged a large public accounting firm to provide additional resources and assistance with the preparation of the quarterly tax provision for the quarter ended March 31, 2008 and, with their assistance, increased the level of technical review and discussion of significant tax issues and improved the level of supporting documentation concerning such issues. It is our intention to continue to use this large accounting firm to support the preparation of our tax provision. We will continue to monitor the effectiveness of these procedures and will make any changes that we deem appropriate.

As of this date, management believes it has taken adequate steps to remediate the material control weakness. Our tax-related internal controls will continue to undergo additional testing throughout the year, and it is anticipated that such additional testing will be completed in the fourth quarter of 2008.

First Quarter Financial Highlights

  Total revenue was $76.7 million.

  Net product sales were $47.7 million. Royalty revenue was $28.9 million.

  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash and non-recurring items) was $9.4 million.

  GAAP net loss and net loss per share from continuing operations were $15.8 million and $0.19, respectively.

  Adjusted net loss from continuing operations and adjusted net loss per share from continuing operations (GAAP net loss as adjusted to exclude certain non-cash and non-recurring items) were $3.9 million and $0.05, respectively.

  As of March 31, 2008, cash and long-term investments were $90.1 million and net debt was $491.4 million.

Business Highlights

  5-FU Central Venous Catheter: On April 17, 2008 our novel 5-FU-eluting central venous catheter (CVC) product received 510(k) marketing clearance from the U.S. Food and Drug Administration (FDA). This was an important milestone for Angiotech, as it represented our first drug-eluting medical device product to be researched and developed completely in-house by our research and clinical teams, without the aid of a corporate partner. On March 18, we released complete clinical results from our 960 patient human clinical study for this product. The study hit its primary endpoint and indicated a 2.9% colonization rate for our product, as compared to 5.3% in the comparative arm of the study where a chlorhexidine/silver sulfadiazine coated CVC was used. In addition, zero blood stream infections were observed in patients treated with our 5-FU CVC, as compared to 2.8% in patients treated with the chlorhexidine/silver sulfadiazine coated CVC. We expect to commence commercial sales of our 5-FU CVC product later in 2008, and plan to leverage the results of this clinical program and commence the development of, and pursue approval for, additional 5-FU-eluting device product candidates from among our portfolio of medical device products.

  Promoted Brand Strategy: Sales in our group of five currently marketed promoted brand products indicated higher revenue growth rates as compared to the overall product portfolio, in line with our expectations subsequent to our sales force realignment and personnel expansions that were substantially completed at the end of 2007. Revenue growth in our group of promoted brand products was approximately 45%, contributing to an aggregate growth rate of approximately 12% in total product revenue in the first quarter of 2008 as compared to the comparable quarter of 2007.

  QuillTM SRS: Adoption and penetration of our Quill SRS product line continued to strengthen during the quarter. Quill SRS sales have exhibited month to month growth in 10 of the last 12 months, and sales were approximately equal in the first quarter of 2008 to the amount recorded in all of 2007. In 10 out of 13 weeks during the first quarter, Quill SRS sales exhibited growth as compared to the prior week, and repeat order rates during the quarter were in excess of 60% of total sales in each week. We had over 175 hospital accounts signed up at the end of the first quarter, as compared to 116 at the end of 2007. In addition, we continue to expand our Quill SRS product offering, and received 510(k) approval for Quill SRS 3-0 PDO in March.

  Base Medical Products Sales: Sales of products outside of our Promoted Brand product group also experienced growth during the quarter. In particular, revenue growth in our base Interventional and Specialties businesses (excluding Promoted Brands) approximated 10% in the first quarter of 2008 as compared to the first quarter of 2007, reflecting the benefits of our sales force realignments and, in the case of Interventional, our 2007 expansion from 40 to 50 direct sales representatives. Our Specialties business, in which we sell medical devices and device components to third party medical device makers, benefited from improved stability and order levels in our existing customer base, as well as from the addition of new customers, in the first quarter of 2008.

  HemoStream™ Dialysis Catheter: On March 13, 2008 we introduced the HemoStream chronic dialysis catheter at the 2008 Society of Interventional Radiology annual meeting, in preparation for our expected commercial launch of this product as a new Promoted Brand in the second quarter of 2008. The FDA had previously given clearance to begin marketing this product in the U.S. Chronic dialysis catheters, such as HemoStream, are used for long-term vascular access for hemodialysis. We believe HemoStream may be a “best in class” device in this product category. HemoStream offers a patented triple lumen design, over the wire insertion and a 360 degree arterial tip configuration that is designed to prevent “side walling”, a common complication associated with hemodialysis catheters.

  Option™ Inferior Vena Cava (IVC) Filter: On March 13, 2008 we entered into a definitive licensing agreement with privately held Rex Medical, LP for exclusive worldwide rights to market and distribute the Option IVC filter, a medical device that is implanted into the body’s inferior vena cava to prevent pulmonary embolism. According to industry research, the U.S. market in 2007 for IVC filters was approximately $200 million, with retrievable filters accounting for approximately two thirds of this market. The Option IVC filter is specifically designed for long-term retrieval post device implantation, and is a complement to our EnSnare® retrieval device, which is used by interventional radiologists to retrieve such filters. We expect to add this product to our Promoted Brands product group and to begin marketing this product through our Interventional sales organization by the end of 2008.

  Zilver® PTX™ Paclitaxel-eluting Peripheral Stent: On March 18, 2008 Cook Medical Inc. (Cook) announced that the first New Zealand patient was treated with its Zilver® PTX™ drug-eluting peripheral stent in December 2007, and a second patient was treated in February 2008. Angiotech is entitled to receive royalty payments from Cook related to commercial sales of the Zilver PTX.

  TAXUS® Paclitaxel-eluting Coronary Stent Systems: Shortly after the end of the first quarter, our partner, Boston Scientific Corporation (BSC) announced that the TAXUS® LibertéTM paclitaxel-eluting coronary stent system had received approval for sale in Canada. At the American College of Cardiology (ACC) meeting this past March, BSC announced that real world treatment data from its ARRIVE 1 and 2 registries continued to demonstrate similarly low re-intervention rates when comparing diabetics and non-diabetics. BSC’s TAXUS IV and V clinical studies also confirmed these findings, with the three year diabetic pooled data demonstrating an approximately 50% reduction in both target vessel and target lesion revascularization rates with the TAXUS stent as compared to bare metal stents and there were no significant differences in death, cardiac death, myocardial infarction or stent thrombosis between the two treatment groups.

  Vascular Wrap: On April 21, 2008, we announced that we had elected to suspend enrolment in our Vascular Wrap pivotal clinical trials in the U.S and European Union (E.U.) after an imbalance of infections had been observed between the two study groups. As a result of this review and the coincident delays associated with this program, we have elected as of this date to explore alternatives for the future funding and development of the Vascular Wrap, and potentially for certain other product candidates in our research programs targeted at the management of scar formation, or stenoses, as a complication related to surgical anastomoses, including exploring opportunities for the external funding or partnering of this program. We intend to pursue this strategy for this product candidate regardless of the outcome of the current safety data review.

2008 Outlook Update

The key elements of our updated 2008 outlook are as follows:

  Medical products year over year total revenue growth goal of 15% or greater, consistent with our previous outlook as presented on February 14, 2008;

  Potential improvements in gross margins of 200-300 basis points as compared to 2007, driven by a combination of expected improvements in product sales mix and manufacturing costs, consistent with our previous outlook. Achievement of such improvements will be impacted by product sales mix, particularly the mix among Promoted Brands and our Specialties/OEM sales, and the timing of completion of our manufacturing consolidation and cost reduction initiatives;

  Research and clinical expenses ranging from $30 to $38 million, a reduction of approximately $12 to $15 million, as compared to our previous outlook range of $45 to $50 million. This reduction reflects our election to discontinue our direct funding of the development of our Vascular Wrap product candidate, as discussed above, as well as a review of certain other budget items. Depending upon the outcome of various partnering or other business development activities, there may be opportunities to further offset or reduce research and clinical expenses in the second half of 2008 while maintaining our work on our other existing research and clinical programs;

  Sales and marketing expenses ranging from $45 to $55 million, a reduction of approximately $5 million as compared to our previous outlook range of $50 to $60 million, reflecting our election to discontinue our direct funding of the development of our Vascular Wrap product candidate, including reductions in marketing expenses relating to a potential Vascular Wrap product launch in the EU, and marketing, market research and certain other costs previously budgeted in our North American operations relating to this program, as well as a review of certain other budget items. These reductions may be partially offset by costs we may elect to incur relating to pre-launch activities for our 5-FU CVC product;

  General and administrative expenses ranging from $38 to $43 million, a reduction of approximately $2 million as compared to our previous outlook range of $40 to $45 million as presented on February 14, 2008, reflecting expected reductions in certain support and hiring costs relating to the reductions noted above. These reductions may be partially offset by annual audit fees that will be higher than originally budgeted, as well as expected costs we may elect to incur relating to pre-launch activities for our 5-FU CVC product;

  Capital expenditures ranging from $12 to $15 million, consistent with our previous outlook;

  The potential for additional cash generation of between $8 and $12 million, relating to the potential sale of certain real estate assets in the second half of 2008.

Several material factors and assumptions were used to derive our original and revised 2008 outlook, including: (i) estimates of medical procedure and patient population growth rates for the various end markets relating to our medical products businesses; (ii) estimates of the impact of pricing changes, pricing strategies and competition with respect to certain of our currently marketed medical products; (iii) competitive analysis and estimates of relative market share with respect to certain key product lines; (iv) estimates of revenue growth and customer composition relating to our sales of medical device components to other medical products companies; (v) analysis of the impact of our manufacturing consolidation, product sales mix, product pricing and raw materials and labor costs on cost of goods sold; (vi) estimates of selling, general and administrative expenses necessary to support our revenue growth and overall business goals; and (vii) estimates of research, clinical and related expenses necessary to support our various new product development and research programs.

Our updated outlook contains estimates of certain expenses based on non-GAAP measures, and are prepared consistent with our current and previous presentations of our historical financial information. Specifically, our outlook for research and clinical expenses, sales and marketing expenses and general and administrative expenses exclude estimates for stock based compensation expenses, for certain non-recurring expenses expected to be incurred in the first half of 2008 related to the completion of the consolidation of our Syracuse, NY operations, and for certain litigation expenses. The estimates for these certain operating expenses are inherently unpredictable or subject to significant fluctuation for reasons unrelated to our business performance.

Our financial outlook is forward-looking information, and actual results may be materially different from any results, events or developments expressed or implied by our financial outlook. We expect our financial results may vary from the outlook provided as a result of several key factors, including the progress of our various research, clinical development and product launch initiatives, the achievement of selected sales growth targets and the timing of product sales growth, the outcome of various partnering, business development and financing discussions, and the level of royalty revenues we receive from our partner BSC in future periods and the impact such results may have on our election to pursue certain discretionary aspects of our budgeted expenses in 2008.

It is expected that, at the present time, we will have adequate cash and liquidity resources to execute our various research, product development and growth initiatives in 2008.

Our financial outlook is provided to give investors an assessment of our expected financial results and our future business, and may not be appropriate for other purposes. Given the risks, uncertainties and assumptions associated with such information, readers are cautioned not to place undue reliance on our financial outlook. Except as required by law, we disclaim any obligation to update our financial outlook.

Financial Information

This press release contains the condensed financial statements derived from the unaudited consolidated interim financial statements for the three-month periods ended March 31, 2008, and 2007. Full unaudited consolidated interim financial statements and Management’s Discussion and Analysis for the three-month period ended March 31, 2008, will be filed with the relevant regulatory agencies, as well as posted on our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported under GAAP unless otherwise noted. All per share amounts are stated on a diluted basis unless otherwise noted.

Use of Certain Non-GAAP Financial Measures

Certain financial results presented in this press release include non-GAAP measures that exclude certain items. Adjusted net loss from continuing operations, adjusted net loss per share from continuing operations and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) exclude certain non-cash and non-recurring items such as acquisition related amortization charges, acquired in-process research and development relating to license agreements and acquisitions, stock-based compensation expense, foreign exchange gains or losses relating to translation of foreign currency cash and investment balances and other non-recurring items. Adjusted net loss from continuing operations, adjusted net loss per share from continuing operations and adjusted EBITDA also exclude litigation expenses related to defending intellectual property claims. Revenue, as adjusted, excludes non-recurring, non-operating revenue derived from license agreements and other license revenue, net of license fees due to licensors and excludes amounts accrued for costs incurred. Adjusted net loss from continuing operations, adjusted net loss per share from continuing operations, revenue, as adjusted, and adjusted EBITDA do not have any standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other issuers. Management uses these non-GAAP or adjusted operating measures to establish operational goals, and believes that these measures may assist investors in analyzing the underlying trends in our business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP. We have provided a reconciliation of these measures to GAAP in the attached tables.

The financial outlook referred to above presents certain forward-looking, non-GAAP financial information for which at this time there is no calculable comparable GAAP measure. As a result, such non-GAAP financial information cannot be quantitatively reconciled to comparable GAAP financial information. Specifically, the estimates for certain operating expenses referred to above exclude estimates of certain expenses that are inherently unpredictable or subject to significant fluctuation for reasons unrelated to our business performance, including stock-based compensation expenses, certain litigation expenses and foreign exchange gains or losses.

Conference Call Information

A conference call to discuss these financial results will be held today, Tuesday, April 29, 2008 at 8:00 AM PT (11:00 AM ET).

Dial-in information:
North America (toll free): (800) 510-9691
International: (617) 614-3453

Enter passcode: 58298725

A replay archive of the conference call will be available until May 6, 2008 by calling (888) 286-8010 (in North America) or (617) 801-6888 (International) and entering passcode 15562521.

A live webcast will be available to all interested parties through the Investors section of Angiotech’s website: www.angiotech.com

ANGIOTECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(in thousands of U.S.$, except share and per share data)	Three months ended March 31, 2008				Three months ended March 31, 2007

	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
REVENUE
Royalty revenue	28,929			28,929	33,000			33,000
Product sales, net	47,727			47,727	42,486			42,486
License fees	53	(53)	a	-	472	(472)	a	-
	76,709	(53)		76,656	75,958	(472)		75,486

EXPENSES
License and royalty fees	4,371			4,371	5,441			5,441
Cost of products sold	25,849			25,849	22,792	(800)	b	21,992
Research and development	16,305	(1,566)	c	14,739	13,763	(3,109)	c	10,654
Selling, general and administrative	27,843	(4,552)	d	23,291	23,455	(5,247)	d	18,208
Depreciation and amortization	8,477	(7,585)	e	892	8,155	(7,275)	e	880
In-process research and development	2,500	(2,500)	f	-	-	-		-
	85,345	(16,203)		69,142	73,606	(16,431)		57,175

Operating (loss) income	(8,636)	16,150		7,514	2,352	15,959		18,311

Other income (expenses):
Foreign exchange gain	423	(423)	g	-	102	(102)	g	-
Investment and other income	756	-		756	8,802	(7,510)	h	1,292
Interest expense on long-term debt	(12,120)	559	i	(11,561)	(12,799)	558	i	(12,241)
Loss on sale/write-down of investments	-	-		-	(8,157)	8,157	j	-
	(10,941)	136		(10,805)	(12,052)	1,103		(10,949)

Income (loss) from continuing operations before income taxes	(19,577)	16,286		(3,291)	(9,700)	17,062		7,362
Income tax expense (recovery)	(3,814)	4,397	k	583	(3,029)	5,907	k	2,878

(Loss) income from continuing operations	(15,763)	11,889		(3,874)	(6,671)	11,155		4,484
Net loss from discontinued operations, net of income taxes	-	-		-	(5,621)	5,621		-

Net (loss) income for the period	(15,763)	11,889		(3,874)	(12,292)	16,776		4,484

Basic net (loss) income per common share from continuing operations	(0.19)			(0.05)	(0.08)			0.05
Diluted net (loss) income per common share from continuing operations	(0.19)			(0.05)	(0.08)			0.05

Weighted average shares outstanding (000’s) – basic	85,106			85,106	85,002			85,002
Weighted average shares outstanding (000’s) – diluted	85,106			85,106	85,002			85,497

a.	Non-recurring, non-operating revenue as derived from license agreements with Histogenics Corporation ($0.4 million in 2007) and other license revenue, net of license fees due to licensors.

b.	Non-recurring supply / distribution agreement termination costs.

c.	Research and development adjustments:
	Three months	Three months
	ended	ended
	Mar. 31, 2008	Mar. 31, 2007
Stock-based compensation	(311)	(442)
Termination and reorganization costs	(630)	(599)
Non-recurring supply / distribution agreement termination costs	-	(899)
Non-recurring in-process research and development expenses and intellectual property license agreement	(625)	(1,169)
	(1,566)	(3,109)

d.	Selling, general and administrative adjustments:
	Three months	Three months
	ended	ended
	Mar. 31, 2008	Mar. 31, 2007
Stock-based compensation	(506)	(618)
Termination and reorganization costs	(2,448)	(1,539)
Litigation expenses relating to defending intellectual property claims	(1,598)	(2,840)
Non-recurring supply / distribution agreement termination costs	-	(250)
	(4,552)	(5,247)

e.	Amortization of acquisition related intangible assets and medical technologies.
f.	Non-recurring in-process research and development expense relating to payments made to licensors and collaborators.

g.	Foreign exchange fluctuations on foreign currency net monetary assets.
h.	Gain realized on the recovery of investments.
i.	Amortization of deferred financing costs.
j.	Net impact of loss and gain on redemption of investments of common share holdings in Orthovita Inc. and NuVasive, Inc., respectively.
k.	Tax effects of adjustments a. through j. for the period, including the reversal of tax reserves previously booked.

ANGIOTECH PHARMACEUTICALS, INC.
CALCULATION OF ADJUSTED EBITDA
(Unaudited)

	Three months ended
	March 31,
(in thousands of U.S.$)	2008	2007

Net loss on a GAAP basis	(15,763)	(12,292)
Interest expense on long-term debt	12,120	12,799
Income tax recovery	(3,814)	(6,770)
Depreciation and amortization	9,448	9,251
EBITDA	1,991	2,988
Adjustments:
Net loss from discontinued operations, excluding depreciation, amortization and income tax expense included above	-	9,220
In-process research and development	2,500	-
Non-recurring research and development costs	625	750
Non-recurring revenue, net of license fees	(53)	(53)
Stock-based compensation	817	1,059
Litigation expenses	1,598	2,840
Foreign exchange gain	(423)	(102)
Investment and other income	(756)	(1,292)
Severance / restructuring costs	3,078	2,138
Supply/distribution agreement termination costs	-	1,949
Gain realized on recovery of investment	-	(7,510)
Net loss on redemption of investments	-	8,157
Adjusted EBITDA	9,377	20,144

ANGIOTECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

As at	March 31,	December 31,
(in thousands of U.S.$)	2008	2007
ASSETS
Cash and short-term investments	69,792	91,326
Accounts receivable	27,770	22,678
Inventories	33,209	33,647
Deferred income taxes	5,681	5,964
Other current assets	5,542	7,070
Total current assets	141,994	160,685
Long-term investments	20,326	24,456
Property and equipment, net	60,978	59,187
Intangible assets, net	220,020	225,889
Goodwill	667,691	659,511
Deferred income taxes	2,497	-
Deferred financing costs	13,041	13,600
Other assets	7,416	6,780
Total assets	1,133,963	1,150,108

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	57,778	62,940
Long-term debt	575,000	575,000
Deferred income taxes	56,507	59,368
Other tax liabilities	4,956	4,693
Other long-term liabilities	6,025	6,035
Stockholders’ equity	433,697	442,072
Total liabilities and stockholders’ equity	1,133,963	1,150,108

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions, both nationally and in the regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; adverse results or unexpected delays in drug discovery and clinical development processes; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand commercialization activities or consummate acquisitions or to service or repay debt obligations; the accuracy of our estimations of the size of the market, and the potential market, for our products in specific disease areas; sales numbers and future guidance publicly provided by Boston Scientific Corporation regarding sales of their paclitaxel-eluting coronary stent products; and any other factors that may affect performance. In addition, our business is subject to certain operating risks that may cause the actual results expressed or implied by the forward-looking statements in this report to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete preclinical and clinical development of our products; changes in business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the ability of Boston Scientific Corporation to successfully manufacture, market and sell their paclitaxel-eluting coronary stent products; the continued availability of capital to finance our activities; our ability to achieve the financial benefits expected as a result of the acquisition of American Medical Instruments Holdings, Inc.; and any other factors referenced in our annual information form and other filings with the applicable Canadian securities regulatory authorities or the Securities and Exchange Commission. Given these uncertainties, assumptions and risk factors, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

Quill™ is a trademark of Quill Medical, Inc., a wholly-owned subsidiary of Angiotech Pharmaceuticals, Inc. TAXUS® and Liberte™ are trademarks of Boston Scientific Corporation.
Vascular Wrap™ is a trademark of Angiotech Pharmaceuticals, Inc.
EnSnare® is a registered trademark of Hatch Medical LLC, used under license by Angiotech Pharmaceuticals, Inc. Zilver® PTX™ is a trademark of Cook Medical, Inc.
Option™ and HemoStream™ are trademarks of Rex Medical, LP, used under license by Angiotech Pharmaceuticals, Inc. ©2008 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech Pharmaceuticals

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company with over 1,500 dedicated employees. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP) please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Deirdre Neary
Manager, Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.
(604) 222-7056
dneary@angio.com

Sage Baker
Investor Relations and Corporate Communications
Angiotech Pharmaceuticals, Inc.
(604) 221-6933
sbaker@angio.com